EXHIBIT 5

April 25, 2003

Pervasive Software Inc.

12365 Riata Trace Parkway, Building B

Austin, Texas 78727

Re:	Pervasive Software Inc. Registration Statement
for Offering of 839,740 Shares of Common Stock

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 25, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of the Options to purchase 839,740 shares of common stock (the “Shares”) available for issuance under Pervasive Software Inc.’s 1997 Stock Incentive Plan (herein called the “Program”).

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Program.

It is our opinion that, when issued and sold in the manner described in the Program and pursuant to the agreements which accompany each grant under the Program, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

Wilson Sonsini Goodrich & Rosati Professional Corporation